Exhibit 99.1
Bruno Wu Named Chief Executive Officer of Sun New Media
New York, October 9, 2006 (PR NEWSWIRE) — Sun New Media Inc. (OTC Bulletin Board: SNMD), a Chinese Internet based marketing, information and transactional services company linking businesses with businesses, today announced that Bruno Wu, Chairman of Sun New Media, was appointed to the role of Chief Executive Officer, effective October 5, 2006. Former Chief Executive Officer Ricky Ang has left the Company to pursue other interests.
“We thank Ricky for his dedication to the Company thus far and we wish him all the best in his future endeavors,” stated Bruno Wu.
Bruno Wu is the Co-Founder and Chairman of Sun Media Investment Holdings, Ltd., the leading privately held media company in Mainland China and the largest shareholder of Sun New Media. From 2001-2002, he was the Co-Chairman of SINA Corporation, the world’s largest Chinese Internet media company. Prior to SINA, he served as Chief Operating Officer of ATV, one of only two free-to-air networks in Hong Kong.
Wu concluded, “While I continue to sit on the board of Sun Media Investment Holdings, my immediate focus is to enhance the existing operations and infrastructure of Sun New Media. Going forward, I will strengthen our presence throughout existing and new sectors in China — like the beverage and women’s luxury apparel sectors. I am pleased to formalize my role as both Chairman and Chief Executive Officer of Sun New Media and I look forward to communicating with shareholders going forward.”
About Sun New Media Inc.
Sun New Media is a leading Chinese multi-media powered marketing and channel management company. Sun New Media builds e-enabled distribution systems, transaction platforms and business communities in fast growing Chinese vertical markets, connecting buyers and sellers with a suite of turnkey digital media, e-commerce, and information management solutions. Companies leverage Sun New Media’s web-based business media communities to access vital industrial intelligence and forge trading relationships with suppliers and buyers that promote cost efficiencies and increased distribution reach. Learn more at www.sunnewmedia.net
This press release includes statements that may constitute “forward-looking” statements, usually containing the word “believe,” “estimate,” “project,” “expect,” “plan,” “anticipate” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of Sun New Media’s product and services in the marketplace, competitive factors and changes in regulatory environments. , These and other risks relating to Sun New Media’s business are set forth in Sun New Media’s Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on June 30, 2006, and other reports filed from time to time with the Securities and Exchange Commission. By making these forward-looking statements, Sun New Media disclaims any obligation to update these statements for revisions or changes after the date of this release.
Contact
Ashley M. Ammon of Integrated Corporate Relations, Inc.
203-682-8200 (Investor Relations)